Exhibit 5.1

August 27, 2019
Keurig Dr Pepper Inc.
53 South Avenue
Burlington, Massachusetts 01803
Re: Keurig Dr Pepper Inc.
Registration Statement on Form S‑3

Ladies and Gentlemen:
I am Chief Legal Officer and General Counsel of Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 with which this opinion is filed (the “Registration Statement”) filed by the Company and the Guarantors listed on Schedule I hereto (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, of (i) shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), (ii) shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), which may be issued in one or more series, (iii) debt securities of the Company (“Debt Securities”), which may be issued in one or more series under the indenture, dated as of December 15, 2009 (the “Base Indenture”), between the Company (as successor to Dr Pepper Snapple Group, Inc.) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), which is incorporated by reference as an exhibit to the Registration Statement, (iv) warrants to purchase shares of Common Stock, shares of Preferred Stock or Debt Securities (“Warrants”), which may be issued pursuant to one or more warrant agreements proposed to be entered into by the Company and one or more warrant agents to be named therein, and (v) such indeterminate number of shares of Common Stock or Preferred Stock and indeterminate amount of Debt Securities as may be issued upon conversion, exchange or exercise, as applicable, of any Preferred Stock, Debt Securities or Warrants, including such shares of Common Stock or Preferred Stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering. The Registration Statement also relates to the issuance and sale from time to time by the Guarantors of guarantees of the Debt Securities (“Guarantees”).
As used herein, (i) “Covered Guarantors” means each of the Guarantors listed on Schedule II hereto and (ii) “Transaction Agreements” means the Base Indenture and the supplemental indentures and officer’s certificates establishing the terms of the Debt Securities pursuant thereto and the Guarantees and any applicable underwriting or purchase agreement.
In connection with the furnishing of this opinion, I, or attorneys under my supervision upon whom I am relying, have examined (a) a copy of the Registration Statement and (b) an executed copy of the Base Indenture.
I, or attorneys under my supervision upon whom I am relying, also have examined such corporate records of the Company and its subsidiaries (including the Covered Guarantors), such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company, its subsidiaries (including the Covered Guarantors) and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.
In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Base Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that:

(i)
Each Covered Guarantor (a) was duly formed and was validly existing and in good standing, (b) had requisite legal status and legal capacity under the laws of the jurisdiction of its formation and (c) has complied and will comply with all aspects of the laws of the jurisdiction of its formation in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements to which such Covered Guarantor is a party.

(ii)
Each Covered Guarantor had the limited liability company or limited partnership, as applicable, power and authority to execute, deliver and perform all its obligations under each of the Transaction Agreements to which such Non-Covered Guarantor is a party.

(iii)
The Guarantees of each Covered Guarantor have been duly authorized by all requisite limited liability company or limited partnership, as applicable, action on the part of such Covered Guarantor under the laws of the jurisdiction of its formation.

I am a member of the Bar of the State of Texas. The foregoing opinion is limited to the laws of the State of New Jersey, the State of Nevada and the federal laws of the United States of America.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to be filed on or about the date hereof. In addition, I consent to the reference to me under the caption “Legal Matters” in the Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,
/s/ James L. Baldwin
James L. Baldwin
Chief Legal Officer and General Counsel

Schedule I

234DP Aviation, LLC, a Delaware limited liability company
A & W Concentrate Company, a Delaware corporation
Americas Beverages Management, a Nevada general partnership
Bai Brands LLC, a New Jersey limited liability company
Beverages Delaware Inc., a Delaware corporation
DP Beverages Inc., a Delaware corporation
DPS Americas Beverages, LLC, a Delaware limited liability company
DPS Beverages, Inc., a Delaware corporation
DPS Holdings Inc., a Delaware corporation
Dr Pepper/Seven-Up Beverage Sales Company, a Texas corporation
Dr Pepper/Seven Up Manufacturing Company, a Delaware corporation
Dr Pepper/Seven Up, Inc., a Delaware corporation
Mott’s Delaware LLC, a Delaware limited liability company
Mott’s LLP, a Delaware limited liability partnership
MSSI LLC, a Delaware limited liability company
Nantucket Allserve, LLC, a Delaware limited liability company
Snapple Beverage Corp., a Delaware corporation
Splash Transport, Inc., a Delaware corporation

Schedule II

Covered Guarantors

Americas Beverages Management GP, a Nevada general partnership
Bai Brands LLC, a New Jersey limited liability company